Exhibit 99

Best Buy Authorizes 6 Percent Dividend Increase

MINNEAPOLIS-June 21, 2012--The board of directors of Best Buy Co., Inc. (NYSE:BBY) has approved the company's new quarterly cash dividend of $0.17 cents per common share, which represents an increase of one cent per quarter, or 6 percent. The one cent increase is consistent with the quarterly dividend increase in each of the prior three years. The change will be effective with the quarterly dividend which, if authorized, would be payable on October 2, 2012 to shareholders of record as of September 11, 2012.

Shareholder Meeting Held Today
Best Buy will hold its regular meeting of shareholders today at the Best Buy corporate campus in Richfield, Minnesota beginning at 9:30 a.m. (CDT). Company plans to webcast streaming video of the meeting on both www.bby.com and in a virtual shareholder meeting in conjunction with the in-person meeting. A replay will be available following the meeting on www.investors.bestbuy.com.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 167,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Susan Busch, Senior Director, Public Relations
(612) 291-6114 or susan.busch@bestbuy.com

Lisa Hawks, Director, Public Relations
(612) 291-6150 or lisa.hawks@bestbuy.com